EXHIBIT 10.1
Execution Version

Certain Portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

Confidential - Subject to FRE 408

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CAYMAN SCHEME OF ARRANGEMENT. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE COMPANIES ACT.
NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

RESTRUCTURING SUPPORT AGREEMENT
by and among
ATLAS FINANCIAL HOLDINGS, INC.
and
EACH CONSENTING NOTEHOLDER PARTY HERETO
dated as of August 31, 2021

EXHIBIT 10.1
PREAMBLE
This Restructuring Support Agreement, together with all exhibits, schedules, and attachments hereto, as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, (the “Agreement”), is made and entered into as of August 31, 2021 (the “Support Effective Date”), is by and among: (1) Atlas Financial Holdings, Inc., a Cayman Islands company having its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” or the “Issuer”) and (2) the undersigned holders, severally and not jointly, identified on the signature pages hereto (together with each of their respective successors and permitted assigns under this Agreement, each a “Consenting Noteholder” and collectively, the “Consenting Noteholders”) of certain of the Company’s 6.625% Senior Unsecured Notes due 2022 (the “Notes”) issued under that certain Indenture dated as of April 26, 2017 (as amended and supplemented through the date hereof, the “Indenture”) by and between the Company as the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”). The Company and each Consenting Noteholder, and any subsequent person or entity that becomes a party to this Agreement in accordance with the terms of this Agreement, are referred to in this Agreement as the “Parties” and each a “Party.”
All references to a “holder” of the Notes in this Agreement shall mean a Beneficial Owner of the Notes.
RECITALS
WHEREAS, the Company issued the Notes in the aggregate principal amount of $25,000,000 with the stated maturity of April 26, 2022.
WHEREAS, considering the upcoming maturity of the Notes and related liquidity issues caused by the COVID-19 pandemic, the Company and the Consenting Noteholders have been engaged in good faith, arm’s-length negotiations with the objective of reaching an agreement to restructure the Company’s indebtedness under the Notes through an exchange of the Notes on the terms and conditions set forth in the Exchange Term Sheet (the “Restructuring”).
WHEREAS, the Parties have now agreed to support and facilitate the implementation of the Restructuring in accordance with the terms and conditions set forth in this Agreement.
WHEREAS, to effectuate the Restructuring, the Company and the Consenting Noteholders intend to promote a scheme of arrangement (the “Scheme”) in respect of the Notes pursuant to section 86 of Part IV of the Companies Act (2021 Revision) of the Cayman Islands, as amended (the “Companies Act”), pursuant to which each holder of the Notes, including the Consenting Noteholders, shall receive New Notes (as defined and on the terms set forth in the Exchange Term Sheet).
WHEREAS, the Company, with the support of the Consenting Noteholders, also intends to file for chapter 15 bankruptcy protection (the “Chapter 15 Proceeding”) under chapter 15 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time (the

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“Bankruptcy Code”) in order to have the Scheme recognized and enforced within the territorial jurisdiction of the United States.
WHEREAS, the Parties have agreed to take certain actions in furtherance of the Restructuring and desire to express to each other their mutual support and commitments in respect of the matters discussed in the Exchange Term Sheet and as set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:
Section 1.Definitions. In this Agreement:
“Accession Letter” means an accession letter substantially in the form set out in Schedule 1 (Additional Consenting Noteholder Accession Letter).
“Account Holder Letter and Confirmation Form” means the account holder letter and confirmation form to be annexed to the Explanatory Statement, in Agreed Form.
“Additional Consenting Noteholder” means any holder of the Notes that becomes a Party as a Consenting Noteholder after the Support Effective Date in accordance with Section 3 (Accessions to the Agreement).
“Affiliate” means, with respect to a person, any other person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such person and, for the purposes of this definition, “control” shall mean the power, direct or indirect, to (a) vote on more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of such person, or (b) direct or cause the direction of the management and policies of such person whether by contract or otherwise.
“Agreed Form” means consistent in all material respects with the Exchange Term Sheet and in the form reasonably agreed between the Company and the Requisite Consenting Noteholders.
“Agreement” has the meaning given to this term in the Preamble.
“Alternative Restructuring” has the meaning given to this term in the definition of the term “Restricted Action.”
“Bankruptcy Code” has the meaning given to this term in the Recitals.
“Bankruptcy Court” means the United States bankruptcy court in which the Company files the Chapter 15 Proceeding.

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“Beneficial Owner” has the meaning given to it in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and the Cayman Islands.
“Cayman Court” means the Grand Court of the Cayman Islands.
“Chapter 15 Filing” means the petition to be filed by the Company under chapter 15 of the Bankruptcy Code for the purposes of commencing the Chapter 15 Proceeding and obtaining the Chapter 15 Recognition Order.
“Chapter 15 Proceeding” has the meaning given to this term in the Recitals.
“Chapter 15 Recognition Order” means an order of the Bankruptcy Court, recognizing the Scheme as a foreign main proceeding or a foreign non-main proceeding pursuant to chapter 15 of the Bankruptcy Code and enforcing the terms of the Scheme within the territorial jurisdiction of the United States.
“Claims Agent” means a third-party claims and vote tabulation agent that may be retained by and at the expense of the Company.
“Companies Act” has the meaning given to this term in the Recitals.
“Company” has the meaning given to this term in the Preamble.
“Connected Persons” means with respect to a person, (a) its Affiliates; (b) Related Entities; (c) its partners, directors, officers, employees, legal and other professional advisors (including auditors), agents and representatives; and (d) its Affiliates’ or its Related Entities’ partners, directors, officers, employees, legal and other professional advisors (including auditors) agents and representatives.
“Consenting Noteholder” and “Consenting Noteholders” have the meanings given to these terms in the Preamble.
“Consenting Notes” means all Notes held by a Consenting Noteholder from time to time.
“Definitive Restructuring Documents” means this Agreement, the Proxy Forms, the Account Holder Letter and Confirmation Form, the Explanatory Statement, the Scheme Document, the Sanction Order, the Chapter 15 Recognition Order, and the Post-Restructuring Debt Documents.
“Exchange Term Sheet” means the Exchange Term Sheet executed by and among the Parties as of August 31, 2021, a true and correct copy of which is attached to this Agreement as Exhibit A.

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“Explanatory Statement” means an explanatory statement related to the Scheme to be submitted to the Cayman Court in the Agreed Form and provided to Scheme Creditors pursuant to Order 102 Rule 21(4)(e) of the Cayman Islands Grand Court Rules 1995 (as revised).
“Group” means the Company and each of its subsidiaries from time to time.
“Indenture” has the meaning given to this term in the Preamble.
“Insolvency Proceeding” means (i) any corporate action, legal proceeding or other procedure or step in relation to any suspension of payments or moratorium of any indebtedness, the winding up, bankruptcy, liquidation, provisional liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of or in relation to the Company or any member of the Group, or any analogous procedure or step in any other jurisdiction, or (ii) the appointment of a liquidator, provisional liquidator, receiver, administrator, administrative receiver, manager or similar officer in respect of the Company or any member of the Group; provided the following will be excluded from the definition of the “Insolvency Proceeding”: (A) the Scheme and any actions required in connection with the Scheme, (B) the U.S. Proceeding and any actions required in connection with the U.S. Proceeding, (C) the Provisional Liquidation and appointment of a provisional liquidator, and (D) any action that is required as a matter of applicable Cayman Islands or New York Laws not contemplated in Subsection (A) and (B) immediately above and that is consented to by the Requisite Consenting Noteholders.
“Issuer” has the meaning given to this term in the Preamble.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including, without limitation, the Cayman Court and the Bankruptcy Court).
“Material Adverse Effect” means a material adverse effect impeding the ability of the Company to implement or consummate the Restructuring.
“New Indenture” means the indenture governing the New Notes in Agreed Form.
“New Notes” has the meaning given to this term in the Exchange Term Sheet.
“Notes” has the meaning given to this term in the Preamble.
“Notice of Convening Hearing” means the notice of the convening of the meeting of the Scheme Creditors to be annexed to the Explanatory Statement and to be circulated to Scheme Creditors under the Scheme following an order of the Cayman Court granting permission for the convening of the meeting of the Scheme Creditors.
“Party” and “Parties” have the meanings given to these terms in the Preamble.

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“Post-Restructuring Debt Documents” means the New Indenture, the global note certificates for the New Notes as well as any other documents, agreements and instruments necessary to implement the Restructuring as contemplated by this Agreement and consistent in all material respects with the Exchange Term Sheet, in each case in Agreed Form.
“Provisional Liquidation” means any provisional liquidation proceeding that the Company may initiate to effectuate the Restructuring on the terms set forth in the Exchange Term Sheet.
“Proxy Form” means the proxy form to be annexed to the Explanatory Statement in Agreed Form and thereafter executed by each Consenting Noteholder.
“Qualified Market Maker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Issuer (or enter with customers into long and short positions in claims against the Issuer) in its capacity as a dealer or market maker in such claims against the Issuer, and (ii) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
“Record Time” means the date and time specified in the Scheme Document as the date and time for determining which Scheme Creditors are entitled to vote on the Scheme and the deadline for the Scheme Creditors to submit voting instructions to the Claims Agent.
“Related Entities” in relation to an entity (the “First Entity”), means an entity which is managed or advised by the same investment manager or investment adviser as the First Entity (or its Affiliates) or, if it is managed by a different investment manager or investment adviser, an entity whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Entity (or its Affiliates).
“Requisite Consenting Noteholders” means, as of the date of determination, Consenting Noteholders holding at least thirty percent (30%) of the aggregate principal amount of the Consenting Notes.
“Restricted Actions” means:
(a)the acceleration, enforcement, collection or recovery of, or the taking of any steps to accelerate, enforce collect or recover, any sum payable under the Indenture or otherwise against the Company and/or any member of the Group, including exercise of any default-related rights and/or remedies under the Indenture;
(b)the suing for, commencing, supporting, and/or joining of any legal or arbitration proceedings against the Company or any member of the Group with respect to the Restructuring, or this Agreement or to recover any liabilities payable pursuant to the Indenture or otherwise;

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(c)the petitioning, applying, or voting for, or supporting of, any Insolvency Proceeding against the Company or any member of the Group;
(d)filing any motion, pleading, or other document with any court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Definitive Restructuring Documents;
(e)objecting to, delaying, impeding, or taking any other action that would reasonably be expected to interfere with the ownership and possession by the Company or any other member of the Group of their respective assets, wherever located, or interfere with any stay arising by virtue of a Provisional Liquidation or any U.S. Proceeding;
(f)taking, encouraging, assisting, or supporting any action that would, or would reasonably be expected to, frustrate, delay, impede, interfere with, or prevent the Scheme, the U.S. Proceeding or the Restructuring or that is in any way inconsistent with this Agreement, including (without limitation):
(i)through any person or entity, directly or indirectly, encouraging, seeking, procuring, proposing, soliciting, assisting, participating, filing, prosecuting, engaging in negotiations in connection with or otherwise supporting, any scheme, plan, plan proposal, restructuring proposal, Insolvency Proceeding, offer of dissolution, winding up, liquidation, receivership, sale or disposition, refinancing, recapitalization, reorganization, merger or any alternative proposal or offer from any person or entity in respect of a restructuring of the financial indebtedness of the Company other than the Restructuring as contemplated under this Agreement (each, an “Alternative Restructuring”);
(ii)the voting by any Consenting Noteholder of (or the directing by any Consenting Noteholder of any proxy to vote) its Consenting Notes against the Scheme or in favor of any amendment, waiver, consent or proposal that would cause there to be a breach of the terms of this Agreement or which would otherwise be in any way inconsistent with the terms of this Agreement, the Scheme or the Restructuring;
(iii)challenging or objecting, or supporting or procuring any challenge or objection to, any aspect of the Restructuring, including the approval, confirmation and recognition of the Scheme; and
(iv)the directing of any trustee or agent (including, without limitation, the Trustee) or any other person to undertake any Restricted Action;
(g)directing the Trustee to take any action inconsistent with a Consenting Noteholder’s obligations under this Agreement, and, if the Trustee takes or seeks to take any action inconsistent with a Consenting Noteholder’s obligations under this Agreement, such Consenting Noteholder shall use its reasonable efforts to request that the Trustee cease and refrain from taking any such action;

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provided that a Consenting Noteholder (or any trustee or agent acting on its behalf) taking any step required to comply with its obligations under this Agreement shall not constitute a Restricted Action.
“Restructuring” has the meaning given to this term in the Recitals.
“Restructuring Effective Date” means the first date by which (i) the Sanction Order has been entered by the Cayman Court, (ii) the Chapter 15 Recognition Order has been entered by the Bankruptcy Court, (iii) the New Indenture has been fully executed, released from escrow and become effective, and (iv) the New Notes have been issued.
“Sanction Order” means a sealed copy of the order of the Cayman Court, sanctioning the Scheme.
“Scheme” means the scheme of arrangement in respect of the Company presented pursuant to section 86 of the Companies Act to, among other things, restructure the Notes.
“Scheme Creditors” means, in respect of the Scheme, the creditors under the Indenture as at the Record Time.
“Scheme Document” means an Explanatory Statement together with the operative terms of the Scheme and any annexures or schedules to such Explanatory Statement, in Agreed Form.
“Scheme Longstop Date” means 5:00 p.m. (Eastern Standard Time) on March 1, 2022.
“Scheme Meeting” means a meeting of the Scheme Creditors in relation to the Scheme as convened by an order of the Cayman Court for the purpose of considering and, if thought fit, approving, with or without modification, the Scheme, and any adjournment thereof.
“Support Effective Date” has the meaning given to this term in the Preamble.
“Support Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 12 (Termination), (ii) the Restructuring Effective Date, and (iii) the Scheme Longstop Date.
“Transfer” has the meaning given to this term in Section 10 (Transfers) of this Agreement.
“Trustee” has the meaning given to this term in the Preamble.
“U.S. Proceeding” means the Chapter 15 Proceeding and/or any other U.S. process or proceeding that the Company believes is reasonably necessary to implement all or part of the Restructuring.

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Section 2.Certain Interpretations. For purposes of this Agreement:
(a)when a reference is made in this Agreement to the Preamble, a Recital, Section, Exhibit, or Schedule, such reference shall be to the Preamble, Recital, Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated; and
(b)unless the context of this Agreement otherwise requires, (i) words using the singular or plural also include the plural or singular, respectively, (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and shall be read to mean “and/or” and (v) any reference to dollars or “$” shall be to United States dollars; and
(c)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form.
Section 3.Accessions to the Agreement. Any holder of the Notes (or any fund or other entity advising or managing such holder and acting on its behalf) who is not a Party as of the Support Effective Date may become a Consenting Noteholder under and a Party to this Agreement by delivering to the Company a duly completed and executed Accession Letter. On delivery of such fully executed Accession Letter:
(a)this Agreement shall be read and construed as if such acceding entity was a Party to this Agreement from the date of the relevant Accession Letter; and
(b)the acceding entity agrees to be bound by the terms of this Agreement.
Section 4.Representations and Warranties of Consenting Noteholders. Each Consenting Noteholder hereby severally and not jointly represents and warrants to the Company that the following statements are true and correct as of the Support Effective Date or, in relation to Additional Consenting Noteholders only, the date of that Additional Consenting Noteholder’s Accession Letter:
(a)it has all necessary power and authority to execute and deliver this Agreement, to carry out the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized by all necessary actions on the part of the Consenting Noteholder;
(b)this Agreement has been duly and validly executed and delivered by it. This Agreement constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of

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equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;
(c)it (i) is (or is acting in its capacity as discretionary investment manager or investment adviser with authority to bind) the Beneficial Owner of the full aggregate principal amount of its Consenting Notes, as is indicated below its name on its signature page hereto; (ii) has, with respect to the Beneficial Owners of such Consenting Notes, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Consenting Notes, and (C) full power and authority to bind or act on the behalf of, such Beneficial Owners; and (iii) otherwise holds such Consenting Notes free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind that would adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and
(d)the Consenting Noteholder made no Transfer of the Consenting Notes, and no Consenting Notes are held in custody for a third party who is not bound by the provisions of this Agreement.
Section 5.Representations and Warranties of the Company. The Company hereby represents and warrants to each Consenting Noteholder that the following statements are true and correct as of the Support Effective Date:
(a)it has all necessary power and authority to execute and deliver this Agreement, to carry out the transactions contemplated by this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized (or will be duly authorized through ratification) by all necessary action on the part of the Company;
(b)this Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and
(c)the execution, delivery or performance of this Agreement by the Company, and it’s compliance with the provisions hereof, will not (with or without notice or lapse of time, or both) conflict with or violate any provision of the organizational or governing documents of the Company or any of its subsidiaries.

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Section 6.All Parties Undertakings. During the Support Period, each Party shall:
(a)support and cooperate with each other Party in good faith and otherwise use its commercially reasonable efforts to support and consummate the Restructuring as soon as reasonably practicable
(b)as soon as reasonably practicable take all actions reasonably necessary or desirable in order to support, facilitate, implement, consummate, or otherwise give effect to all or any part of the Restructuring and the transactions contemplated in this Agreement, provided that such actions are consistent with this Agreement, including (but not limited to):
(i)executing and delivering any document, giving any notice, confirmation, consent, proxy, instruction or direction; and
(ii)voting (or instructing its proxy or other relevant person to vote), and exercising any powers or rights available to it (including in a board, shareholders’ or creditors’ meeting), in favor of any matter requiring a resolution, instruction, waiver, consent, amendment or other approval under any documentation relating to the Restructuring, including in relation to the Scheme and U.S. Proceeding, in each case which may reasonably be necessary or desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring;
(c)promptly notify each other Party of any matter or circumstance which it knows, or believes would reasonably be expected, to be a material impediment to the implementation or consummation of the Restructuring or could, if not cured, entitle a Party or Parties to terminate this Agreement; and
(d)not take, direct, encourage, assist or support (or procure that any other person takes, directs, encourages, assist or supports) any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or the Restructuring, or delay, impede, or prevent the implementation or consummation of the Restructuring.
Section 7.Additional Company Undertakings. During the Support Period, the Company hereby undertakes in favor of the other Parties that it will:
(a)maintain its good standing under the Laws of the Cayman Islands;
(b)launch the Scheme and propose, file, and pursue expeditiously any other legal process or proceedings contemplated by or required to implement the Restructuring, including the Chapter 15 Filing;
(c)convene all creditor and shareholder meetings required to implement the Restructuring, including, without limitation, the Scheme Meeting, subject to approval of the Cayman Court;
(d)use all reasonable endeavors to obtain the Chapter 15 Recognition Order;

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(e)to the extent Provisional Liquidation is commenced, use commercially reasonable efforts to obtain consent from the appointed provisional liquidator to the terms of this Agreement; and
(f)negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Restructuring Documents and coordinate its activities with the other Parties (to the extent reasonably practicable and subject to the terms hereof) in respect of all material matters concerning the implementation and consummation of the Restructuring;
Section 8.Additional Consenting Noteholder Undertakings. During the Support Period, each Consenting Noteholder hereby severally and not jointly irrevocably undertakes in favor of the other Parties that:
(a)it will provide all information reasonably requested by the Company to assist with the implementation of the Restructuring;
(b)it will not perform (or direct, request, instruct, encourage or procure that any other person performs) any Restricted Action; and
(c)it will (or, as applicable, will procure that a duly authorized representative or proxy nominee will):
(i)work in good faith with the Company and its advisors to implement the Restructuring as soon as possible in a manner consistent with the terms of this Agreement;
(ii)to the extent any impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediments;
(iii)support the Restructuring and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring, and will not change or withdraw such vote or exercise of powers or rights (or cause or direct such vote or exercise of powers or rights to be changed or withdrawn);
(iv)cooperate with and assist the Company in obtaining additional support for the Restructuring from the Company’s stakeholders;
(v)oppose any party or person from taking any Restricted Actions;
(vi)timely vote against or otherwise oppose any Alternative Restructuring;
(vii)negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Restructuring Documents that are consistent with this

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Agreement to which it is required to be a party and coordinate its activities with the other Parties (to the extent practicable and subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring;
(viii)negotiate in good faith and use best efforts to execute and implement the terms of any Post-Restructuring Debt Documents to which such Consenting Noteholder will be a party in form and substance consistent with the Exchange Term Sheet, in order to implement and consummate the Restructuring (provided that no Consenting Noteholder shall be required to receive any material non-public information in connection with such negotiations unless and to the extent that the Company determines necessary to the successful implementation of the Restructuring) and coordinate its activities with the other Parties (to the extent practicable and subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring;
(ix)vote and deliver within any applicable time periods any proxies, instructions, directions or consents in respect of all Consenting Notes held by it, including (without limitation) by attending the Scheme Meeting by proxy or in person and by voting in favor of and taking all steps necessary to vote in favor of the Scheme and any amendment or modification to the Scheme or adjournment supported by the Company to the Scheme Meeting provided that the Scheme is proposed by the Company and that the terms of the Scheme (including any amendments or modifications) are in the Agreed Form, and not change or withdraw such votes, proxies, instructions, directions or consents (or causing or directing such votes, proxies, instructions, directions or consents to be changed or withdrawn);
(x)provide reasonable support and assistance to the Company and any other member of the Group to prevent the occurrence of an Insolvency Proceeding including, without limitation, supporting any application, filing and/or petition by the Company to the courts of any jurisdiction in opposition to the same and filing any evidence in support of the opposition to the commencement or continuation of such Insolvency Proceeding which the Company or relevant member of the Group deems necessary or desirable to file (provided such support and assistance is in a form reasonably acceptable to such Consenting Noteholder);
(xi)support any other actions as may be taken by the Company or any member of the Group pursuant to an order of, or sanction by, the Cayman Court, and/or the Bankruptcy Court (as the case may be) as may be reasonably required or reasonably necessary to implement or give effect to the Scheme;
(xii)support the Chapter 15 Filing and entry of the Chapter 15 Recognition Order as may be reasonably required or reasonably necessary to implement or give effect to the Scheme; and
(xiii)take any other commercially reasonable actions which are necessary on the part of the Consenting Noteholders to complete the Scheme, including in connection with the U.S. Proceeding.

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(d)To the extent the Company determines that, in its reasonable judgment, it is in its best interest to initiate a Provisional Liquidation in order to implement or give effect to the Scheme, the Consenting Noteholders hereby consent to the initiation by the Company of such Provisional Liquidation.
Section 9.Proxy Agent. By executing this Agreement, each Consenting Noteholder will appoint the Claims Agent as its (i) proxy to vote in favor of the Scheme on behalf of such Consenting Noteholder and (ii) attorney-in-fact to deliver any additional consents or instruments necessary to implement the Scheme, subject to the authentication of each such Consenting Noteholder’s ownership of Notes as may be requested by the Claims Agent. Notwithstanding the foregoing, each Consenting Noteholder shall have the right to revoke such appointment if (i) the Company breaches this Agreement, and such breach causes a Material Adverse Effect or (ii) this Agreement has been terminated.
Section 10.Transfers. During the Support Period, each Consenting Noteholder agrees that it will not, without the prior written consent of the Company, other than pursuant to the terms hereof, directly or indirectly, by operation of Law or otherwise, sell, transfer, pledge, deposit, hypothecate, assign or otherwise dispose of (including by gift) or encumber, or enter into any contract, agreement, arrangement or understanding or grant any proxy (other than any such contracts, agreements, arrangements, understandings or proxies taken in furtherance of the Consenting Noteholder’s obligations under this Agreement) with respect to the sale, transfer, conversion, pledge, deposit, hypothecation, assignment or other disposition or encumbrance of, any Consenting Notes held by such party to any person or entity (each, a “Transfer”); provided, however, that any Consenting Noteholder may Transfer its Consenting Notes (a) if the transferee is a party to this Agreement or (b) if the transferee is not a party to this Agreement prior to or upon the effectiveness of the Transfer, such transferee delivers to the Company, at or prior to the time of the proposed Transfer, a fully executed Accession Letter pursuant to which the transferee shall assume all obligations of the transferor hereunder in respect of the Consenting Notes being transferred. Any Transfer that does not comply with the foregoing shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any holder of Consenting Notes from acquiring additional Notes or any other interests in the Company; provided, that any such additional Notes and other interests shall automatically and immediately upon acquisition become Consenting Notes of that holder subject to the terms of this Agreement.
Notwithstanding the foregoing, (i) the Consenting Noteholder may Transfer any right, title or interest in its Consenting Notes to an entity that is acting in its capacity as a Qualified Market Maker without the requirement that the Qualified Market Maker be or become a Consenting Noteholder, provided that any subsequent Transfer by such Qualified Market Maker of the right, title or interest in its Consenting Notes is to a transferee that is or becomes a Consenting Noteholder at or prior to the effectiveness of the Transfer, and (ii) in respect of any Consenting Notes held or controlled by one or more proprietary trading desks of a Consenting Noteholder when such Consenting Noteholder is acting as a Qualified Market Maker, such proprietary trading desk when acting as a Qualified Market Maker may transfer such interest in the Consenting Notes (by purchase, sale, assignment, participation, or otherwise) within five Business Days after its acquisition to a Consenting Noteholder or to a transferee who becomes a

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EXHIBIT 10.1
Consenting Noteholder prior to or at the effectiveness of such Transfer; in each case provided a Qualified Market maker agrees, solely to the extent it holds any Consenting Notes as of the Record Time, to act in accordance with this Agreement with respect to any vote or consent required under this Agreement, including, for the avoidance of doubt, a vote on the Scheme.
Section 11.Noteholder Capacity.
(a)Each Consenting Noteholder is entering into this Agreement either in its capacity as a Beneficial Owner of its Consenting Notes or in its capacity as discretionary investment manager with authority to bind a beneficial owner of such Consenting Notes. Each Consenting Noteholder acknowledges that it is a sophisticated party with respect to its Consenting Notes and has adequate information concerning the business and financial condition of the Company and its subsidiaries, to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon the Company and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Consenting Noteholder acknowledges that the Company and its subsidiaries have not made and are not making any representation or warranty, whether express or implied, of any kind or character except, in the case of the Company, as expressly set forth in this Agreement.
(b)Where a Consenting Noteholder enters into or accedes to this Agreement in its capacity as investment manager or investment adviser on behalf of funds or accounts it manages or advises:
(i)If specific fund(s) or separate account(s) are specified in such Consenting Noteholder’s signature page (each a “Specified Fund or Separate Account”), this Agreement shall apply to that investment manager or investment adviser only with respect to the Specified Fund or Separate Account, and will not apply to any other fund or account managed or advised by that investment manager or investment adviser or to its or their Affiliates and any funds or accounts managed or advised by its or their Affiliates; and
(ii)references in this Agreement to Notes beneficially owned by the Consenting Noteholders shall mean Notes which are (A) beneficially owned by the creditor that is managed or advised by the Consenting Noteholder; and (B) subject to the discretionary management and control of the Consenting Noteholder;
(c)For the avoidance of doubt, where a Consenting Noteholder that is a bank that is subject to prudential regulation enters into or accedes to this Agreement through an identified business unit in respect of Notes, as shall be specified in the signature page to this Agreement or its Accession Letter, the terms of this Agreement shall apply only to that identified business unit and not to any other business unit within that legal entity which has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any Notes or other instrument which it legally or beneficially owns and, therefore, that Consenting Noteholder shall not be required to procure compliance with this Agreement on behalf of such other business unit within that legal entity.

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EXHIBIT 10.1
Section 12.Termination.
(a)This Agreement will terminate automatically on the earliest to occur of:
(i)the Restructuring Effective Date;
(ii)the Scheme Longstop Date; and
(iii)the mutual written consent of the Company and the Requisite Consenting Noteholders.
(b)The Company may, by giving written notice to the other Parties, terminate this Agreement if:
(i)an order of a governmental body or court of competent jurisdiction preventing the implementation of the Restructuring has been entered and has not been revoked, withdrawn or set aside within ninety (90) days after its entry;
(ii)any Consenting Noteholder breaches any of its representations, warranties, or undertakings in this Agreement, unless the failure to comply is capable of remedy and is remedied within five (5) Business Days after the Company delivering a notice to the relevant Consenting Noteholder, alleging such a failure to comply; or
(iii)the board of directors, special committee of the board of directors, board of managers, or such similar governing body of the Company determines, after consulting with counsel, that (i) proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring;
(c)This Agreement may be terminated by written notice to the Company at the election of the Consenting Noteholders if:
(i)the Company breaches any of its representations, warranties, or undertakings in this Agreement and such breach has a Material Adverse Effect, unless the failure to comply is capable of remedy and is remedied within ten (10) Business Days after notice of such breach is given to the Company by the Consenting Noteholders; or
(ii)the Company publicly states that it no longer supports the Restructuring;
(d)This Agreement may be terminated by written notice to the Company by a Consenting Noteholder in respect of that Consenting Noteholder only, if an order of a governmental body or court of competent jurisdiction preventing implementation of the Restructuring has been entered and has not been revoked, withdrawn, or set aside within ninety (90) days after its entry.

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EXHIBIT 10.1
(e)In the event that a Consenting Noteholder ceases to hold any Consenting Notes as permitted in this Agreement, such Consenting Noteholder may, by written notice to the Company, terminate this Agreement as it applies to such Consenting Noteholder.
(f)Upon any termination in accordance with this Section 12 (Termination) the relevant Party or Parties shall be immediately released from all their obligations and shall have no rights under this Agreement; provided that such termination and release shall not affect:
(i)in the case of termination that applies solely in respect of an individual Consenting Noteholder, the rights, obligations, and liabilities of the other Consenting Noteholders;
(ii)any accrued rights in respect of breaches of this Agreement that occurred before such termination; or
(iii)the application of Section 12 (Termination), Section 13 (Waivers and Amendments), Section 14 (Confidentiality), and Section 16 (Miscellaneous), and any defined terms used in the aforementioned Sections as defined in Section 1 (Definitions) will remain in full force and effect.
(g)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall allow any Party to terminate this Agreement as a result of its own breach of this Agreement.
Section 13.Waivers and Amendments.
(a)This Agreement and the Definitive Restructuring Documents to which the Consenting Noteholders is a Party may be amended, modified, altered, or supplemented only by a written instrument executed by the Company and the Requisite Consenting Noteholders.
(b)No delay on the part of any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof; nor will any waiver on the part of any party to this Agreement of any right, power, or privilege under this Agreement operate as a waiver of any other right, power, or privilege under this Agreement, nor will any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.
(c)Notwithstanding paragraphs (a) to (b) above, the Company may amend any Definitive Restructuring Document to cure any defect or inconsistency, to make any amendment of a typographical nature or to make any other amendment that does not adversely affect the interests of the Consenting Noteholders, in each case, without the consent of any other Party hereto. For the avoidance of doubt, the consent of the Requisite Consenting Noteholders is not required for any amendment to this Agreement or the Definitive Restructuring Documents to impose deadlines for any holder of the Notes to deliver an Accession Letter and become a Consenting Noteholder under this Agreement.

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EXHIBIT 10.1
Section 14.Confidentiality.
(a)No Party may disclose confidential information about the Group, the Restructuring, this Agreement, the other Definitive Restructuring Documents, or the identity of any Party to any such document (collectively, the “Confidential Information”) to any person provided that:
(i)the Company and its Connected Persons may disclose the existence of this Agreement, the outstanding amount of the Consenting Notes and the support of each Consenting Noteholder for the Restructuring in any Definitive Restructuring Document or in any submissions made to the Cayman Court, the Bankruptcy Court, or any other court of competent jurisdiction in connection with the Restructuring;
(ii)the Parties may disclose this Agreement to any of their Affiliates or Connected Persons, provided that prior to such disclosure, the relevant Connected Person has agreed with the Company to keep the terms of this Agreement confidential (unless already bound by the confidentiality agreement, law, regulation or professional duty to keep the same confidential);
(iii)each Consenting Noteholder may disclose this Agreement and its terms to any other person to (or through) whom that Consenting Noteholder assigns or transfers (or may potentially assign or transfer) all or any of its Consenting Notes, as permitted by this Agreement, provided that the person to whom the information is to be given has, prior to any such disclosure, agreed in writing for the benefit of such Consenting Noteholder and the Company to keep the terms of this Agreement confidential; and
(iv)this Agreement (and any related notices) may be disclosed:
(A)to the Trustee, provided that the Trustee has agreed with the Company to keep the terms of this Agreement confidential;
(B)to any court as part of the evidence to be submitted in respect of any Scheme and in support of any application to the courts of any jurisdiction for recognition of any Scheme;
(C)to any prospective transferee of a Transfer of Notes permitted by Section 10 (Transfers); provided that identity of the Consenting Noteholders not participating in the Transfer shall not be disclosed;
(D)to any Party’s regulator or as required by Law, regulation, governmental entity or court order; provided, that prior to such disclosure, the Party making the disclosure provides notice in writing to the other Parties and makes reasonable efforts to obtain the receiving party’s agreement to keep the terms of this Agreement confidential;
(E)by the Company and its Connected Parties, as part of the negotiation of any potential transaction involving the Company, including any investment in the

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EXHIBIT 10.1
Company, in connection with settlement of any actual or potential lawsuit or other claims against the Company; provided, that prior to such disclosure, the Company makes reasonable efforts to obtain the receiving party’s agreement to keep the terms of this Agreement confidential; and
(F)by the Company or any member of the Group as may be required by Law, regulation or applicable listing rules, including, for the avoidance of doubt, any filings effectuated with the U.S. Securities and Exchange Commission.
Section 15.Limitation of Liability. The Parties hereby agree and acknowledge that any custodian, depositary, agent or management company that executes this Agreement or any Accession Letter for and on behalf of any Consenting Noteholder, in circumstances where the relevant Consenting Noteholder is or becomes a party to this Agreement and such custodian, depositary, agent or management company merely executes this Agreement or the relevant Accession Letter on its behalf, shall have no obligations or liability under this Agreement, the relevant Accession Letter.
Section 16.Miscellaneous.
(a)Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person by courier service or messenger or sent by email or (ii) on the next Business Day if transmitted by international overnight courier, in each case as follows:
If to the Company, addressed to it at:
Scott D. Wollney, President & CEO
953 American Lane, 3rd Floor
    Schaumburg, Illinois 60173
    Email: swollney@atlas-fin.com

with a copy to (for information purposes only):
DLA Piper LLP (US)
Attn: Jamie Knox, Esq.
R. Craig Martin, Esq.
1251 Avenue of the Americas, 27th Floor
New York, New York 10020-1104
Email:     jamie.knox@us.dlapiper.com
craig.martin@us.dlapiper.com

Conyers Dill & Pearman LLP
Attn: Ben Hobden
Six, 2nd Floor, Cricket Square PO Box 2681
Grand Cayman KY1-1111, Cayman Islands
Email: ben.hobden@conyers.com

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EXHIBIT 10.1

If to a Consenting Noteholder, addressed to it at the address set forth on the Consenting Noteholder’s respective signature page attached hereto.
(b)Governing Law. This Agreement will be governed by, and construed in accordance with, the Law of the State of New York, without regard to Law that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.
(c)Venue. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the Cayman Islands and any New York state court or any federal court sitting in the borough of Manhattan, the City of New York, over any legal or other proceeding arising out of, based upon or in connection with this Agreement or the transactions contemplated hereby. Each Party irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such courts or to the convenience of the fora.
(d)WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
(e)Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of appropriate jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity (including attorneys’ fees and costs). Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.
(f)Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.
(g)Assignment. Subject to Section 9 (Proxy Agent), this Agreement will not be assigned by any Party by operation of Law or otherwise without the prior written consent of

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EXHIBIT 10.1
the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.
(h)No Third-Party Beneficiaries. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.
(i)Prior Agreements. This Agreement supersedes all prior negotiations and agreements among the Parties with respect to the matters set forth herein, provided that nothing herein shall relieve the Consenting Noteholders party to the confidentiality agreement from their obligations thereunder.
(j)Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.
(k)Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(l)No Admissions; Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The Parties acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any rights, remedies and interests of the Parties. Without limiting the foregoing sentence in any way, if this Agreement is terminated for any reason, each of the Parties fully reserves any and all of its rights, remedies, and interests.
(m)Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(n)No Fiduciary Duties. No Consenting Noteholder shall have any fiduciary duty or other duties or responsibilities in any kind or form to any other Consenting Noteholder, the Company or the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby.
(o)Limitations. Notwithstanding anything contained in this Agreement and notwithstanding any delivery of a consent or vote in support of the Scheme or the Restructuring by any Consenting Noteholder, nothing in this Agreement shall (i) require the Company or any director or officer of the Company to take any action or to refrain from taking any action to the extent such person or persons determine, based on the advice of counsel, that taking or failing to take such action would be inconsistent with applicable Law or its or their fiduciary obligations

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EXHIBIT 10.1
under applicable Law; or (ii) prevent or otherwise restrict any action or inaction on the part of the Company or any director or officer of the Company that the Company or such director or officer believes is, based on the advice of counsel, inconsistent with applicable Law or its or their fiduciary obligations under applicable Law.
(p)Acknowledgement. This Agreement is not and shall not be deemed to be an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities laws or otherwise.
(q)Interpretation. This Agreement is the product of negotiations among the Parties, each of which has been represented by legal counsel during such negotiations and execution of this Agreement, and therefore in the enforcement or interpretation hereof, this Agreement is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
(r)Relationship with Other Documents. In the event of any inconsistency between: (i) this Agreement and the Indenture, this Agreement shall prevail; or (ii) this Agreement and any Definitive Restructuring Document, the relevant Definitive Restructuring Document shall prevail.
(s)Effectiveness. This Agreement shall become immediately effective and binding as to each Party on the date when counterpart signature pages to this Agreement have been executed and delivered by the Parties, which date shall be written in the Preamble and shall be referred to as the “Support Effective Date.”
[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.
COMPANY
ATLAS FINANCIAL HOLDINGS, INC.
By:    /s/ Scott D. Wollney ..
Name: Scott Wollney
Title: President & CEO

[Signature Page to Restructuring Support Agreement]

[*****]
[Consenting Noteholder Party Signature Pages Omitted]

SCHEDULE 1
ADDITIONAL CONSENTING NOTEHOLDER ACCESSION LETTER
TO:    Atlas Financial Holdings, Inc. (the “Company”)
FROM:    [Name of Additional Consenting Noteholder]
[By Email]
[] 2021
Dear Madam/Sir,
Reference is made to the Restructuring Support Agreement dated August 31, 2021, among the Company and certain holders (each, a “Consenting Noteholder”) of 6.625% Senior Unsecured Notes Due 2022 (the “Notes”) of the Company (as amended, amended and restated, supplemented or otherwise modified, the “RSA”). This is an Accession Letter for the purposes of the RSA. Capitalized terms used but not defined in this letter shall have the same meaning as in the RSA.
The undersigned hereby:
1)    certifies to the Company, with respect to the Notes listed opposite its signature, that as of the date of this Accession Letter, [(i) it is the sole Beneficial Owner of the full amount of such Notes] [has sole investment or voting discretion with respect to the full amount of such Notes and has the full power and authority to bind the Beneficial Owner[s] of such Notes to the terms of the RSA] and (ii) has all necessary power and authority to act on behalf of, vote, and consent to matters concerning such Notes and to dispose of, exchange, assign, and/or transfer such Notes, including the power and authority to execute and deliver the RSA and to perform its obligations thereunder;
2)    agrees to be bound by and to comply with all of the terms of the RSA with effect from the date of this Accession Letter as an Additional Consenting Noteholder and hereafter shall be a “Consenting Noteholder” and a “Party” for all purposes under the RSA;
3)    gives the representations, warranties, and undertakings required to be given by Consenting Noteholders under the RSA, including pursuant to Section 4 (Representations and Warranties of Consenting Noteholders), Section 6 (All Parties Undertakings) and Section 8 (Additional Consenting Noteholder Undertakings) of the RSA;
4)    irrevocably appoints the Claims Agent as its (i) proxy to vote in favor of the Scheme on its behalf and (ii) attorney-in-fact to deliver any additional consents or instruments necessary to implement the Scheme under the Companies Act, the Bankruptcy Code or otherwise; and
5)    agrees that this Accession Letter is governed by, and construed in accordance with, the Law of the State of New York, without regard to Law that may be applicable under conflicts of

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laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

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Yours faithfully,

ADDITIONAL CONSENTING NOTEHOLDER
[Name]
By:
Name: []
Title: []

Notice Address:

Attention:
Email:

Principal Amount of Notes Held: $______________

[Signature page to the Accession Letter in Connection with the RSA]

EXHIBIT A
EXCHANGE TERM SHEET

[COMPANY’S LETTERHEAD]
CONFIDENTIAL
August 31, 2021
To:    [*****] (an accredited investor, the “Investors”)
Re:     Cayman Scheme of Arrangement

We believe that it is in the best interest of both Atlas Financial Holdings, Inc. (“Atlas” or the “Company”) as well as the holders of its $25 million outstanding 6.625% senior unsecured notes maturing on April 26, 2022 (the “Noteholders” and “Existing Notes”, respectively) to undertake an exchange as detailed below (the “Exchange”). The Investor, through funds it manages, is the current owner of approximately [*****] face amount of the Company’s outstanding Notes ([*****] of the total outstanding), is supportive of this transaction, and has expressed a willingness to communicate their support of the Exchange to other holders and/or in connection with applicable Cayman Island or U.S. legal proceedings related thereto.
The Exchange
Through a Cayman Scheme of Arrangements, the Company would exchange 100% of the Existing Notes for new securities (the “New Notes”) with the following terms:
Security Type:        Senior unsecured note
Exchange Ratio:        1:1
Par Value:        US$25.00 per note
Maturity:        Due 5 years from effective date of Exchange
Interest Rate:        6.625% cash, 7.25% paid-in-kind at the Company’s option for up to two years
Registration:        The Company will seek U.S. SEC registration on a best-efforts basis [following the Exchange]
Redemption:        At the Company’s option after 3 years at par value, plus any accumulated interest, with no penalty
Other terms:    New indenture and other commercial terms to be agreed between holders of at least 10% who have committed to the Exchange by August 31, 2021.
Carve-out:     Carve out to enable company to secure up to $5 million in bank debt or line of credit.

Atlas is incorporated in the Cayman Islands and has been advised that such a Cayman Scheme of Arrangement is an appropriate mechanism to facilitate the proposed exchange. The mechanics of this process will enable all noteholders to vote for or against the Exchange pursuant to Cayman Islands Companies Act. For the avoidance of doubt, given that the indenture and other documentation related to the Notes reference New York law, the Company also anticipates seeking recognition of the Cayman Scheme through a parallel proceeding under Chapter 15 of the U.S. Bankruptcy Code. Based on advice from counsel, it is anticipated that the Exchange will require a total of five to seven months to conclude in the two jurisdictions.
The above summary is intended only as a summary of the terms of the proposed Scheme and Exchange. Final terms and agreement remain subject to final approval by Atlas’ Board of Directors and negotiation and execution of definitive documentation by both parties, as well as any required court or other approvals.
By signing below, you are indicating your non-binding agreement with the terms and conditions set forth above.

Sincerely,

Atlas Financial Holdings, Inc.

By:     /s/ Scott D. Wollney

Name: Scott D. Wollney
Title:    President & CEO

Agreed and accepted:

[*****]
[Investors’ Signature Pages to their Respective Term Sheets Omitted]